UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 16, 2014

Aastrom Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Michigan	0-22025	94-3096597
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24 Frank Lloyd Wright Drive, Lobby K, Ann Arbor, Michigan	48105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (734) 418-4400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.             Costs Associated with Exit or Disposal Activities.

On June 16, 2014, Aastrom Biosciences, Inc. (the Company) announced a strategic plan to maximize the profitability and growth potential of the cell therapy and generative medicine business that it recently acquired from Sanofi (the Plan). Under the Plan, the Company intends to discontinue manufacturing its MACI product (matrix-applied characterized autologous cultured chondrocytes) in Denmark, temporarily cease sales of MACI in Europe, and significantly reduce research and development expenses associated with MACI.  Furthermore, the Company has eliminated approximately 80 full-time employee positions, which represents approximately 30% of the Company’s current total workforce.  Employees terminated as part of this plan will be provided with severance payments and outplacement assistance.  The Company currently expects to complete the Plan by the end of the fourth quarter of 2014.

The Company expects that it will incur total pre-tax charges of approximately $2.7 million, primarily representing cash payments for severance and other personnel-related expenses which will be paid out over the next six months. Additionally, the Company could incur approximately $2.4 million sometime in the future for lease termination costs and asset impairment charges related to the closure and remediation of its manufacturing facility in Denmark if its current efforts to find a buyer for the facility are not successful.

Beginning in the fourth quarter of 2014, the Company expects to realize approximately $2.8 million in quarterly savings, primarily in operating expenses mainly related to personnel and facilities expenses, with annualized savings in those same areas projected at $11 million.

The numbers set forth above are good faith estimates made as of the date of this filing. The timing and costs of the Plan may vary from the Company’s current estimates based on many factors, including the finalization of timetables for the transition of functions, consultations with employees, and the statutory severance requirements of particular legal jurisdictions impacted, including Denmark. The Company may incur other material charges not currently anticipated due to events that may occur as a result of, or associated with, the Plan and related activities. To the extent required by applicable rules, the Company may file one or more amendments to this Current Report on Form 8-K or include such disclosure in a future Quarterly Report on Form 10-Q or Annual Report on Form 10-K as details of the Plan are refined and estimates of costs and charges are finalized.

Item 8.01.             Other Items.

On June 16, 2014, the Company issued a press release announcing the events set forth in Item 2.05.  The full text of the Company’s press release regarding the announcement is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit 99.1.       Press release dated June 16, 2014.

Forward-looking Statements

This Form 8-K contains forward-looking statements, including, without limitation, statements concerning objectives and expectations for profitability, cash payments, growth in future revenue and earnings per share, the costs and expenses that the Company anticipates will result from the Plan and the expected benefits and cost savings that the Company anticipates will result from the Plan, all of which are prospective and involve certain risks and uncertainties. Such statements are only predictions, and actual events or results may differ materially from those projected in such forward-looking statements. These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “intends,” “estimates,” “plans,” “expects,” “believe,” “intend,” and similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “potential,” “could,” “may,” or similar expressions. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent risks and uncertainties associated with competitive developments; estimating profitability, cash payments, growth in revenues and earnings per share prior to the Company closing its books and verifying such information; the Company’s ability to successfully implement the Plan to reduce expenses, leverage synergies and optimize its resources; the impact of the Plan on the Company’s business, including a potential adverse effect on revenues and the Company’s other financial results; and  unanticipated charges not currently contemplated that may occur as a result of the Plan. These and other significant factors are discussed in greater detail in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. These forward-looking statements reflect management’s current views and the Company does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aastrom Biosciences, Inc.
(Registrant)

June 16, 2014
(Date)	/s/ Dominick C. Colangelo
Dominick C. Colangelo Chief Executive Officer and President

Exhibit Index

99.1	Press release dated June 16, 2014.